UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	33-0675505
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

19500 Jamboree Road, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 4, 2013 (the “Form 8-A”) as set forth below.

Item 1.    Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On September 24, 2013, Impac Mortgage Holdings, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) executed a First Amendment (the “First Amendment”) to the Tax Benefits Preservation Rights Agreement dated as of September 3, 2013 between the Company and the Rights Agent (the “Rights Agreement”).  The First Amendment, among other things, (i) amends the definition of Existing Holder Percentage (as defined in the Rights Agreement) to provide that with respect to Richard H. Pickup and RHP Trust, dated May 31, 2011 and together with all their Affiliates and Associates the applicable Existing Holder Percentage shall include those additional shares of the Company’s Common Stock as reported by Richard H. Pickup and RHP Trust, dated May 31, 2011 on Form 4 filings filed with the Securities and Exchange Commission on September 18 and 20, 2013 (the “Richard Pickup Reported Purchases”), (ii) amends the definition of Triggering Event (as defined in the Rights Agreement) to provide that no Triggering Event shall result solely by virtue of any Richard Pickup Reported Purchases, (iii) provides that a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by virtue of any Richard Pickup Reported Purchases, and (iv) provides that no Richard Pickup Reported Purchases shall be deemed to be events that cause the Rights (as defined in the Rights Agreement) to become exercisable.

The foregoing description of the First Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 25, 2013 and is incorporated herein by reference.

Item 2.    Exhibits.

4.1

First Amendment to Tax Benefits Preservation Rights Agreement, dated as of September 24, 2013, by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: September 24, 2013

	By:	/s/ Todd R . Taylor
Name: Todd R . Taylor
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

First Amendment to Tax Benefits Preservation Rights Agreement, dated as of September 24, 2013, by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2013).